                                  EXHIBIT 21.1

SUBSIDIARIES
OF
SHOPSMITH, INC.

Name of Subsidiary
and Name Under Which
Subsidiary Dose State of                        State of
Business                                     Incorporation
------------------------                     -------------

1.  Shopsmith Woodworking                         Ohio
    Promotions, Inc.

2.  Jefferson City Tool                           Ohio
    Company

3.  Shopsmith Woodworking Centers                 Ohio
    Ltd. Co.